Nicholas Applegate Institutional Funds								Period: April 1 - September 30, 2005

			RULE 10f-3 TRANSACTION SUMMARY

Date	Fund	Security	Symbol	Price	Shares	Total Purchase Price	Executing Broker	Affiliated Broker
July

7/8/2005	Global Select	Gaz De France	GAZ FP	$ 23.40	5,600.00	$ 131,040.00	Cheuvreux	Dresdner Bank AG

Gaz De France

All Members of Syndicate:	CALYON
Lazard-IXIS
Merrill Lynch Internationa;
Societe General
Credit Suisse First Boston (Europe) Limited
Dresdner Bank AG
JP Morgan Securities Ltd
Natexis Bleichroeder SA
Credit Industrial et Commercial
Dexia Banque SA
WestLB AG

Aggregate Principal Amount of Offering:	149,437,373 shares

Date Offering Commenced:	July 13, 2005

Commission Spread or Profit:	0.140

Type of Underwriting:	Firm Commitment